Exhibit 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of this 21st day of February, 2007 (the “Agreement”), by and between Commerce Technologies, Inc. a New York corporation with its principal place of business at 255 Fuller Road, Albany, NY 12203 (the “Company”) and Bob Marro, an individual residing at                  (“Executive”).

RECITALS

WHEREAS, the Company realizes that the future growth, profitability and success of the Company has been and will continue to be substantially and materially enhanced by the employment of Executive by the Company, and

WHEREAS, Executive recognizes that, after the execution of this Agreement, his failure to remain in the employ of the Company will result in damage to the future growth and profitability of the Company, and

WHEREAS, the Company desires to employ Executive and Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.                                           Employment

(a)                                 General.  The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, Executive shall serve as the Chief Financial Officer and shall have such duties as are typically performed by a Chief Financial Officer.  The principal location of Executive’s employment shall be at the Company’s office located in Albany, New York, though Executive understands that he may be required to work at other locations outside of the office.

(b)                                 Specific.  Executive is expected to work full time each week (based on a forty (40) hour work week).  No set hours shall be set forth in this Agreement as both Executive and the Company anticipate that Executive will work as needed to accommodate the varying hours demanded by his employment hereunder.

Section 2.                                           Term.  Unless terminated pursuant to Section 6 hereof, Executive’s employment hereunder shall begin on the date hereof and end on February 21, 2011 (the “Initial Term”).  Thereafter, the Employment Term (as defined below) shall extend automatically for consecutive periods of one (1) year unless either party shall provide notice of termination not less than sixty (60) days prior to an anniversary date of this Agreement.  The Initial Term, together with any extension pursuant to this Section 2, is referred to herein as the Employment Term.

Section 3.                                           Compensation

(a)                                 Salary.  As compensation for the performance of Executive’s services hereunder, the Company shall pay to Executive a salary (the “Salary”) as set forth on Schedule A attached hereto. The Salary shall be payable in accordance with the payroll practices of the Company as they shall exist from time to time. In addition, Executive may be entitled to such annual bonus as the Board or the Compensation Committee of the Board (if one exists), in its sole discretion, decides is warranted.

(b)                                 Benefits. In addition to the Salary, Executive shall be entitled to the benefits, and participation in the benefit plans, as are provided to or available to the Company’s executive officers (collectively, the “Benefits”).

(c)                                  Stock Option Grants. As additional incentive, Executive shall be entitled to receive stock options to purchase 160,000 shares of the Company in accordance with the terms of the Non-qualified Stock Option Agreement attached hereto as Schedule B.

(d)                                 Vacation. In addition to any other Benefits provided hereunder, Executive shall be entitled to four (4) weeks of paid vacation on an annual basis. The amount of paid vacation to which Executive is entitled shall be reviewed and may be changed from time to time by the Board, and shall be consistent with the amount of time  provided to the Company’s other executive officers.

Section 4.                                           Exclusivity.  During the Employment Term, Executive shall  not  be employed other than pursuant to this Agreement, shall devote his full time to the Company, shall in all respects comply with lawful and reasonable directions and instructions given to him by the Company. Executive shall use his best efforts to promote the Company and shall not engage in any other employment unless Executive shall have obtained the consent of the Company’s Board of Directors. Subject to the qualifications and restrictions provided in this Agreement, and not in abrogation thereof, Executive may (i) engage in charitable activities and community affairs and (ii) manage his personal investments and affairs, provided that such activities do not materially interfere with his duties as the Company’s Chief Financial Officer.

Section 5.                                           Reimbursement for Expenses; Relocation Costs.

(a)                                 Subject to their deductibility under applicable tax law, Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including such expenses for travel, entertainment, lodging and similar items upon presentation of an itemized account to the Company. Such account shall provide the nature and justification of each expense. The Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company as in effect from time to time.

(b)                                 The Company shall reimburse Executive for the costs of relocating from Kansas to the Albany area, up to $10,000, provided that Executive shall not be entitled to such reimbursement if his employment with the Company is terminated, other than as provided in Section 6(c) of this Agreement, less than one (1) year from the date this Agreement is executed by the parties .

Section 6.                                           Termination and Default

(a)                                 Death or Disability. This Agreement shall automatically terminate upon the death or disability of Executive, and upon such event, Executive, Executive’s  estate  or  his beneficiaries, as the case may be, shall be entitled to:

(i)                                     Salary through the date of his death or disability,

(ii)                                  to the extent permitted under the Company’s 1999 Stock Option Plan or any stock option agreement entered into between the Company and Executive, the continued right to exercise any stock options which were vested at the date of his death or disability until the earlier of (i} the second anniversary of the date of his death or disability or (ii} the expiration date of any such stock options, and

(iii)                               amounts earned, accrued or owing to Executive through the date of his death or disability but not yet paid under Section 3 hereof (unless the Benefits expressly provide otherwise}.

(b)                                 Just Cause. In the event of termination pursuant to this Section 6(b) for Just Cause (as hereinafter defined}, the Company shall deliver to Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Just Cause which is the reason for the termination. For the purposes of this Agreement, “Just Cause” shall mean (i} Executive’s failure (excluding where due to a disability contemplated by Section 6(a} hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by Executive within 30 days of receipt by Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (ii} any willful or intentional act of Executive that has the effect of injuring the reputation or business of the Company, (iii) any continued or repeated absence from the Company, unless such absence is approved or excused by the Company, (iv) conviction of Executive for the commission of a felony, or (v) the commission by Executive of an act of fraud or embezzlement against the Company.  If Executive’s employment is terminated pursuant to this Section 6(b), Executive shall be entitled to:

(i)                                     Salary through the date of his termination for Just Cause, and

(ii)                                  amounts earned, accrued or owing to Executive through the date of his termination for Just Cause but not yet paid under Section 3 hereof (unless the Benefits expressly provide  otherwise}.

(c)                                  Termination Without Just Cause; Constructive Termination Without Just Cause. In the event that Executive’s employment is terminated by the Company for reasons other than Just Cause, death or disability or in the event of a Constructive Termination Without Just Cause (as defined herein), Executive shall be entitled to:

(i)                                     Salary through the date of his termination of employment,

(ii)                                  Salary, at the annualized rate in effect on the date of termination of employment, for a period of one year following such termination, provided that in the event of a Constructive Termination Without Just Cause due to a reduction in the Executive ‘s then current Salary, the Salary payments to Executive pursuant to  this Section 6(c)(ii) shall be based on Executive’s Salary in effect immediately prior to such reduction in Executive’s Salary, and provided further, that at Executive’s option, the Company shall pay him the present value of such Salary payments in a lump sum (discounted using the applicable Federal Rate for short-term obligations for the month in which the termination occurs), and

(iii)                               to the extent permitted  under the Company’s  1999 Stock Option Plan or any stock option agreement entered into between the Company and Executive, the continued right to exercise any stock options which were vested at the date of his termination without Just Cause until the earlier of (i) the second anniversary of the date of his termination without Just Cause or (ii) the expiration date of any such stock options.

For purposes of this Agreement “Constructive Termination Without Just Cause” shall mean a termination of the Executive’s employment at his initiative following the occurrence, without the Executive’s written consent, of one or more of the following events (except in consequence of a prior termination), so long as Just Cause does not exist at the time of such termination:

(i)                                     a reduction in the Executive’s then current Salary or target award opportunity under any annual performance plan or long-term performance incentive or the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an  across-the-board reduction applicable to all executive officers of the Company),

(ii)                                  the relocation of the Company’s principal office, or the Executive’ s own office location as assigned to him by the Company, to a location more than 60 miles outside of Albany, New York, or

(iii)                               any material breach by the Company hereunder which material breach shall not have been corrected by the Company within 30 days of receipt by the Company of written notice from the Executive of such material breach, which notice shall specifically set forth the nature of said material breach.

(d)                                 Termination Following Change in Control. If, within one year following a Change in Control (as defined herein), Executive’ s employment is terminated without Just Cause, Executive shall be entitled to the benefits and payments described in Section 6(c) above, provided that the Salary continuation payment shall be paid in a lump sum without discount.

For the purpose of this Agreement, a “Change in Control” shall mean the occurrence of any one of the following:

(i)                                     any “person” as such term is used in Sections 3(a)(9) and  13(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company or its affiliates or any person acquiring stock in the Company’s Initial Public Offering) becomes (but not as a result of any action taken by Executive) the beneficial owner (as defined under the Act) of 50% or more of the Company’s voting stock,

(ii)                                  the Company adopts and implements any plan of liquidation providing for the distribution of all or substantially all of its assets, or

(iii)                               all or substantially all of the assets or business of the Company  are disposed of pursuant to a sale, merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other interests in the  entity or entities that succeed to the  business of the Company).

Section 7.                                           Secrecy and Non-Competition

(a)                                 No Competing Employment.  Executive hereby warrants and agrees that he will not, during the term of this Agreement and for a period of twelve (12) months from the date of the termination of such employment (the “Restricted Period”), directly or indirectly, own, manage, operate or control, or act in the capacity of a director, officer, employee or consultant, for the purpose of rendering executive  services which  are reasonably related, substantially similar or identical to the services which Executive rendered to the Company, in any business that is in direct competition with the business in which the Company is engaged and has its principal place of business in the continental United States. For purposes of this Agreement only, the definition of the business in which the Company is engaged is the following: providing order fulfillment information processing services to any merchant, supplier and/or shipping carrier customers.

(b)                                 Non-Disclosure of Confidential Information.  Executive shall not disclose to any person or entity, or use for commercial purposes or allow third parties to use for  commercial purposes, at any time after the date hereof, any information not in the public domain or generally known in the industry, in any form, acquired by him while employed by the Company, relating to the Company, including but not limited to information regarding   customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, price lists, financial or other data, business  plans,  code  books,  invoices  and  other  financial   statements, computer programs, software systems, databases, discs, printouts, plans (business, technical or otherwise), customer and industry lists, internal reports, personnel files, sales  and advertising material, telephone numbers, names and addresses, or any other compilation  of information (whether written or unwritten) which is or was used in the business of the Company.

(c)                                  No Interference.  During the Restricted Period, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person who, to the knowledge of Executive, is employed by the Company or who is, or was within the prior twelve months, a customer or a client of the Company. This provision shall not prohibit Executive from: (i) soliciting or contacting any customer or client of the Company in connection with any business that is not of the same nature as the business in which the Company is engaged or (ii) contacting former employees of the Company who have not been employed by the Company for at least three months.

(d)                                 Inventions, etc.  The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive pursuant to his employment for the Company. The Executive  shall communicate  promptly  and disclose to the Company,  in such form  as the Company reasonably requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements, and the Executive (regardless or whether still employed by the Company) shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents prepared at the sole expense of the Company as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.  In the event that Executive  is required to perform under this Section 7(d) subsequent to his employment with the Company, (i) the Executive’s performance, to the extent practicable, shall not be unduly burdensome with regard  to  Executive’s activities  or  employment  at  such  time  and  {ii)  the  Company  shall compensate Executive at a rate of $150 per hour.  Notwithstanding the preceding sentence, the Executive and the Company agree that if necessary (as reasonably determined by the Company in light of the importance of protecting its intellectual property), the Executive will immediately perform hereunder.

(e)                                  Injunctive Relief.  Executive acknowledges that the restrictions in Sections 7(a)-(d) hereof are fair and reasonable given the nature of the Company’s business and agrees that a violation of any of the respective covenants herein will cause irreparable injury to the Company not adequately compensable by money damages, and the Company shall be entitled, in addition to any other rights and remedies it may have hereunder, to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in a court of competent jurisdiction without the necessity or proving damages and without prejudice to any other remedies it may have at law.

(f)                                   Extension of Restricted Period.  In addition to the remedies the Company  may seek and obtain pursuant to Section 7(e) above, the Restricted Period shall be extended by any and all periods during which Executive shall be found by a court to have been in violation of the restrictions contained in Section 7(a)-(c) but in no event shall any such extension(s) exceed one (1) year in the aggregate.

(g)                                  If any provision of this Section 7 is deemed to be overly broad and unenforceable by any court, such offending provision shall be automatically amended to be given the effect permissible under applicable law which is closest to the original intent of the parties, and if no such effect is possible, such offending provisions shall be deemed stricken from this Agreement.

However, in either case, the remaining provisions of this Agreement shall remain in full force and effect and be binding upon the parties in accordance with their stated terms.

Section 8.                                           No Mitigation.  In the event of Termination Without Just Cause or Constructive Termination Without Just Cause (including after a Change of Control), the Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event the Executive is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.

Section 9.                                           Waiver and Amendments.  Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the Company and Executive.

Section 10.                                    Severability and Governing Law.  If any covenant or provision  of  this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction or any mediator (i) the remaining terms and provisions hereof shall remain valid, and (ii) the invalid or unenforceable provision shall be deemed replaced by a term or provision that is  valid and enforceable and comes closest to expressing the intention of the invalid term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 11.                                    Notices

(a)                                 All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail:

(i)                                     if to Executive at                         or such other address as Executive may have furnished to the Company in writing,

(ii)                                  if to Company at 255 Fuller Road, Albany, New York 12203 or such other address as the Company may have furnished to Executive in writing,

(iii)                               any notice so addressed shall be deemed to be given if delivered by hand, on the date of delivery, if delivered by overnight courier, on the first business day following the date of mailing, and if by mail, on the third business day after mailing.

Section 12.                                    Mediation.  In the event of any disagreement relating to the terms or provisions of this Agreement, the Company and Executive agree to submit the dispute to mediation with a mediator satisfactory to both the Company and Executive. In the event of litigation, the prevailing party shall be entitled to the reimbursement for legal fees and court costs.

Section 13.                                    Section Headings.  The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement, affect the meaning or interpretation of this Agreement, or any term or provision hereof.

Section 14.                                    Entire Agreement.  This Agreement (including the Schedules hereto) constitutes the entire understanding and agreement of the parties regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Company and executive regarding the subject matter of the Agreement.

Section 15.                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMMERCE TECHNOLOGIES, INC.

By:	/s/ W. Stephen Hamlin
W. Stephen Hamlin, President/CEO

EXECUTIVE

By:	/s/ Bob Marro
Bob Marro

SCHEDULE A
SALARY SCHEDULE

Effective February 21,	$140,000
2007	TBD	*
2008	TBD	*
2009	TBD	*
2010	TBD	*
2011	TBD	*

* Executive’s Salary shall be determined annually by the Board of Directors or Compensation Committee, if one exists, based upon a review of Executive’s performance and other relevant factors.